EXHIBIT 99.2

T · · Mobile ·

Investor Factbook Q2 2016

A REVOLUTION DRIVING RESULTS

$TMUS

T-Mobile US, Inc.
Investor Factbook

T-Mobile US Reports Second Quarter 2016 Results

1.9 Million Customer Nets, Record-Low Churn of 1.27%, Net Income of $225 Million, 12% Service Revenue Growth and 36% Adjusted EBITDA Growth Year-over-Year

Second Quarter 2016 Highlights:

Customer momentum continues for the fastest growing wireless company in America:

- 1.9 million total net adds - 13th consecutive quarter of over 1 million
- 890,000 branded postpaid net adds
- 646,000 branded postpaid phone net adds - led industry in branded postpaid phone net adds for the 10th consecutive quarter
- 476,000 branded prepaid net adds - up 167% YoY due to strong growth from MetroPCS
- Record-low branded postpaid phone churn of 1.27% - down 6 bps QoQ and 5 bps YoY

Customer growth translating into industry-leading financial growth:

- $6.9 billion service revenues, up 12.1% YoY
  - T-Mobile led industry in YoY service revenue percentage growth for 9th consecutive quarter
- $9.2 billion total revenues, up 12.8% YoY
  - T-Mobile led industry in YoY total revenue percentage growth for 12th time in past 13 quarters
- Net income of $225 million and earnings per share of $0.25
- $2.5 billion Adjusted EBITDA, up 35.6% YoY
  - 36% Adjusted EBITDA margin, up from 30% in the second quarter of 2015
- Branded postpaid phone ARPU of $47.11, up 1.9% QoQ and generally stable adjusting for Data Stash

Continued improvements in America's fastest and fastest growing 4G LTE network:

- Fastest 4G LTE network in the US - leading in average download speeds for 10th consecutive quarter
- 311 million POPs covered with 4G LTE
- "Extended Range LTE" covers more than 200 million POPs across 350 market areas

T-Mobile again ranked highest in Total Ownership Experience by J.D. Power

Raising customer outlook and narrowing Adjusted EBITDA target for 2016:

- Guidance range for branded postpaid net adds increased to 3.4 to 3.8 million from 3.2 to 3.6 million
- Narrowing Adjusted EBITDA target to $9.8 to $10.1 billion from $9.7 to $10.2 billion
  - Guidance includes aggregate impact of leasing and Data Stash now expected to be $0.8 to $1.0 billion, and the $0.6 billion spectrum gain in the first quarter of 2016
- Maintaining guidance of $4.5 to $4.8 billion of cash capital expenditures

"We outperformed the competition again on every key metric, while delivering the best postpaid phone churn numbers in our history!" said John Legere, President and CEO of T-Mobile. "Quarter after quarter this team continues to deliver results that are the best in the business despite the competition's best efforts to compete."

—John Legere
President and CEO of T-Mobile

CUSTOMER METRICS
Branded Postpaid Customers

▪
Branded postpaid net customer additions were 890,000 in the second quarter of 2016 compared to 1,041,000 in the first quarter of 2016 and 1,008,000 in the second quarter of 2015. The sequential and year-over-year decline in branded postpaid net customer additions was primarily due to the absence of iconic device launches in the period.

▪
Branded postpaid phone net customer additions were 646,000 in the second quarter of 2016, compared to 877,000 in the first quarter of 2016 and 760,000 in the second quarter of 2015. T-Mobile led the industry in branded postpaid phone net customer additions for the 10th consecutive quarter.

▪	Branded postpaid mobile broadband net customer additions were 244,000 in the second quarter of 2016, compared to 164,000 in the first quarter of 2016 and 248,000 in the second quarter of 2015.

▪
Branded postpaid phone churn was 1.27% in the second quarter of 2016, down 6 basis points from 1.33% in the first quarter of 2016 and down 5 basis points from 1.32% in the second quarter of 2015. This quarter marked the best ever branded postpaid phone churn performance in the Company’s history. The sequential and year-over-year decline in churn reflects a reduction in promotional activity across the industry in the second quarter of 2016 as well as ongoing improvements in the Company’s network, customer service, and the overall value of its offerings in the marketplace, resulting in increased customer satisfaction and loyalty.

▪
In June 2016, T-Mobile entered into an agreement under which the Company agreed to sell its marketing and distribution rights to certain existing T-Mobile co-branded customers to a current MVNO partner. The transaction, expected to close late third quarter of 2016, is subject to regulatory approval and other closing conditions. Assuming closing, approximately 1.4 million branded postpaid phone customers and approximately 0.3 million branded prepaid customers would transition to being reported as wholesale customers. The customer transition is expected to have a significant impact on reported branded postpaid phone churn following closing. For example, on a pro-forma basis as if the transaction closed at the beginning of the second quarter of 2016, reported branded postpaid phone churn would have been 18 basis points lower at 1.09%.

Branded Prepaid Customers

▪
Branded prepaid net customer additions were 476,000 in the second quarter of 2016, compared to 807,000 in the first quarter of 2016 and 178,000 in the second quarter of 2015. The sequential decline was primarily due to seasonal factors. The year-over-year increase was primarily driven by successful MetroPCS promotional activities and continued growth in new markets.

▪
Migrations to branded postpaid plans reduced branded prepaid net customer additions in the second quarter of 2016 by approximately 210,000, up from 200,000 in the first quarter of 2016 and 175,000 in the second quarter of 2015.

▪
Branded prepaid churn was 3.91% in the second quarter of 2016, compared to 3.84% in the first quarter of 2016 and 4.93% in the second quarter of 2015. The sequential increase was primarily due to seasonal factors. The year-over-year decline was primarily impacted by strong performance at the MetroPCS brand and a methodology change that occurred in the third quarter of 2015.

Total Branded Customers

▪
Total branded net customer additions were 1,366,000 in the second quarter of 2016 compared to 1,848,000 in the first quarter of 2016 and 1,186,000 in the second quarter of 2015. This was the 10th consecutive quarter in which branded net customer additions surpassed the one million milestone.

Wholesale Customers

▪	Wholesale net customer additions were 515,000 in the second quarter of 2016 compared to 373,000 in the first quarter of 2016 and 886,000 in the second quarter of 2015.

Total Customers

▪
Total net customer additions were 1,881,000 in the second quarter of 2016 compared to 2,221,000 in the first quarter of 2016 and 2,072,000 in the second quarter of 2015. This was the 13th consecutive quarter in which total net customer additions exceeded one million.

▪
T-Mobile ended the second quarter of 2016 with 67.4 million total customers, up more than 24 million customers on a pro forma combined basis from the end of the first quarter of 2013, when T-Mobile launched the first Un-carrier initiative.

NETWORK
Network Modernization Update

▪	T-Mobile now provides 4G LTE coverage to 311 million people. This is up from 308 million as of the first quarter 2016 earnings, and 290 million as of the second quarter 2015 earnings.

▪	Wideband LTE, which refers to markets that have bandwidth of at least 15+15 MHz dedicated to 4G LTE, is now available nationwide, covering 224 million people.

▪
Voice over LTE (“VoLTE”) comprised 57% of total voice call minutes in the second quarter of 2016 compared to 16% in the second quarter of 2015. Moving voice traffic to VoLTE frees up capacity and allows for an accelerated re-farming of spectrum currently used for 2G and 3G. T-Mobile is leading the US wireless industry in terms of VoLTE migration.

Network Speed

▪
T-Mobile continues to have the fastest nationwide 4G LTE network in the U.S. based on download speeds from millions of user-generated tests. This is the tenth consecutive quarter that T-Mobile has led the industry in average download speeds.

▪	In the second quarter of 2016, T-Mobile’s average 4G LTE download speed was 22.4 Mbps compared to Verizon at 21.6 Mbps, AT&T at 20.7 Mbps, and Sprint at 16.1 Mbps.

Average 4G LTE Speeds - 2Q16

(in Mbps)

22.4
21.6
20.7
16.1
T-Mobile
Verizon
AT&T
Sprint

Based on T-Mobile's analysis of crowd-sourced 4G LTE download speeds.

Spectrum

▪
At the end of the second quarter of 2016, T-Mobile owns or has agreements to own an average of 86 MHz of spectrum across the top 25 markets in the U.S. The spectrum is comprised of an average of 12 MHz in the 700 MHz band, 30 MHz in the 1900 MHz PCS band, and 44 MHz in the AWS band.

▪
During the first and second quarters of 2016, T-Mobile entered into agreements with multiple parties to acquire 700 MHz A-Block spectrum licenses covering approximately 59 million POPs for $1.1 billion. These transactions, the majority of which are expected to close in the second half of 2016, will increase T-Mobile’s low-band spectrum holdings from 210 million POPs to 269 million POPs upon closing and include the cities of Chicago, Nashville, Salt Lake City and Columbus.

▪	The Company is a qualified bidder in the 600 MHz broadcast incentive auction.

A-Block Update

▪
T-Mobile owns or has agreements to own 700 MHz A-Block spectrum covering 269 million people or approximately 83% of the U.S. population. The spectrum covers all of the top 10 market areas and 29 of the top 30 market areas in the U.S.

▪
T-Mobile has deployed its 700 MHz A-Block spectrum in 350 market areas covering more than 200 million people under the brand name “Extended Range LTE.” Extended Range LTE travels up to twice as far as mid-band spectrum and works up to four times better in buildings. The Company expects to continue to aggressively roll-out new 700 MHz sites in 2016 including the cities of San Francisco, Phoenix, San Diego, and Las Vegas.

UN-CARRIER INITIATIVES

▪
At the end of the second quarter of 2016, 95% of the branded postpaid customer base was on a Simple Choice plan, up from 94% at the end of the first quarter of 2016 and 93% at the end of the second quarter of 2015.

▪
At the end of the second quarter of 2016, 14.0 million customers were enrolled in T-Mobile's JUMP! programs, up from 13.7 million at the end of the first quarter of 2016 and 11.3 million at the end of the second quarter of 2015.

Un-carrier Updates

▪
Un-carrier 11: GET THANKED: On June 6, 2016, T-Mobile introduced its eleventh Un-carrier move, a set of initiatives dedicated exclusively to thanking T-Mobile customers. It was the biggest Un-carrier yet in terms of media coverage and social media discussions.

▪
Stock UpTM is a program that provides eligible T-Mobile customers the opportunity to become T-Mobile owners by offering every existing and new account holder a full share of T-Mobile common stock. Customers can also grow their ownership by up to 100 shares per year by earning one share for every new active account they refer.

▪
As part of Un-carrier 11, the Company also launched T-Mobile Tuesdays, a program that thanks all of our eligible customers with free stuff and a chance to win epic prizes every Tuesday. All customers need to do to get thanked is to download the T-Mobile Tuesdays app and check in every Tuesday to claim their gifts. Since T-Mobile Tuesdays launched, the app was ranked #1 on the Apple App Store and has been downloaded nearly 5 million times, and customers have hit the redemption button 8 million times to receive their gifts.

▪	T-Mobile continues to add new and exciting gifts and prizes to the T-Mobile Tuesdays line-up. Most recently, the Company added free, unlimited data for Pokemon Go for a full year.

▪
Binge On Amped: T-Mobile has continued to expand its popular video initiative to include even more services that can stream without using up customers’ high-speed data allotment. More than 100 video services now qualify including new services like PBS, ABC and Disney Channel in addition to initial program participants like Netflix, Hulu and HBO GO. T-Mobile customers have streamed more than three quarters of a billion hours of video without using their high-speed data allowance since the launch of Binge On in November 2015.

DEVICES

▪	Total devices sold or leased were 8.9 million units in the second quarter of 2016 compared to 9.4 million units in the first quarter of 2016 and 8.3 million units in the second quarter of 2015.

▪	Total smartphones sold or leased were 8.1 million units in the second quarter of 2016 compared to 8.8 million units in the first quarter of 2016 and 7.4 million units in the second quarter of 2015.

▪
The upgrade rate for branded postpaid customers was approximately 6% in the second quarter of 2016 compared to approximately 7% in the first quarter of 2016 and approximately 9% in the second quarter of 2015.

DEVICE FINANCING
Equipment Installment Plans (EIP)

▪
T-Mobile financed $1.562 billion of equipment sales on EIP in the second quarter of 2016, up 25.4% from $1.246 billion in the first quarter of 2016 and down 8.0% from $1.697 billion in the second quarter of 2015. The sequential increase was primarily due to the mix shift back to the EIP program which started in the first quarter of 2016 and continued in the second quarter of 2016. The year-over-year decrease was primarily due to promotions for devices, the impact of the JUMP! On Demand program launched at the end of the second quarter of 2015, and a lower upgrade rate for branded postpaid customers.

▪
Customers on Simple Choice plans had associated EIP billings of $1.344 billion in the second quarter of 2016, up 1.5% compared to $1.324 billion in the first quarter of 2016 and down 3.5% from $1.393 billion in the second quarter of 2015. The sequential increase was primarily due to a higher level of devices financed using EIP plans. The year-over-year decline was primarily due to promotions for devices, the impact of the JUMP! On Demand program launched at the end of the second quarter of 2015, and a lower upgrade rate for branded postpaid customers in the second quarter of 2016.

▪
Total EIP receivables, net of imputed discount and allowances for credit losses, was $2.662 billion at the end of the second quarter of 2016 compared to $3.053 billion at the end of the first quarter of 2016 and $5.114 billion at the end of the second quarter of 2015. The sequential and year-over-year decline in the total EIP receivables, net was primarily due to sales of certain EIP receivables and the impact of the JUMP! On Demand program launched at the end of the second quarter of 2015.

▪
In the second quarter of 2016, T-Mobile amended the terms of its arrangement to sell certain EIP accounts receivable to increase its maximum funding commitment thereunder from $800 million to $1.3 billion. As of June 30, 2016, the arrangement provided funding of $1.2 billion, an increase of $0.4 billion, compared to March 31, 2016. T-Mobile will continue to service the customers and the related receivables, including facilitating customer payment collection, in exchange for a monthly fee.

Leasing Plans

▪
Leased devices transferred from inventory to property and equipment, net was $52 million in the second quarter of 2016 compared to $653 million in the first quarter of 2016. The sequential decline was primarily due to the continued mix shift back to the EIP program in the second quarter of 2016.

▪	Depreciation expense associated with leased devices was $397 million in the second quarter of 2016 compared to $403 million in the first quarter of 2016.

▪	Leased devices included in property and equipment, net were $1.878 billion at the end of the second quarter of 2016 compared to $2.223 billion at the end of the first quarter of 2016.

▪	Lease revenues were $367 million in the second quarter of 2016 compared to $342 million in the first quarter of 2016.

▪
Original consideration received and lease revenues, net were $327 million in the second quarter of 2016, down from $377 million in the first quarter of 2016. Original consideration represents cash down payments received from customers at operating lease inception, which is amortized over the term of the lease. Lease revenues, net exclude amortization of the original consideration.

▪
The difference between the original consideration received and lease revenues, net, and the amount of leased devices transferred from inventory to property and equipment, net of returns approximates the working capital impact of leasing.

▪
Future minimum lease payments expected to be received over the lease term were $1.178 billion at the end of the second quarter of 2016, down from $1.425 billion at the end of the first quarter of 2016. Future minimum lease payments exclude optional residual buy-out amounts at the end of the lease term.

CUSTOMER QUALITY

▪
Total bad debt expense and losses from sales of receivables was $165 million in the second quarter of 2016 compared to $173 million in the first quarter of 2016 and $156 million in the second quarter of 2015.

▪
As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 1.79% in the second quarter of 2016 compared to 2.01% in the first quarter of 2016 and 1.91% in the second quarter of 2015.

▪
Total bad debt expense and losses from sales of receivables was sequentially lower in the second quarter of 2016. Typically, bad debt expense tends to increase seasonally in the second half of the year compared to the first half.

▪
EIP receivables classified as Prime were 42% of total EIP receivables at the end of the second quarter of 2016, down compared to 47% at the end of the first quarter of 2016 and 52% at the end of the second quarter of 2015. The sequential and year-over-year decline in EIP receivables classified as Prime was due to the continued sales of certain EIP receivables and the additional EIP securitization in the second quarter of 2016. Including the EIP receivables sold, total EIP receivables classified as Prime were 53% at the end of the second quarter of 2016, compared to 52% at the end of the first quarter of 2016.

REVENUE METRICS

Branded Postpaid Phone ARPU

▪
Branded postpaid phone ARPU was $47.11 in the second quarter of 2016, up 1.9% from $46.21 in the first quarter of 2016 and down 2.2% from $48.19 in the second quarter of 2015. As noted in prior quarters, branded postpaid phone ARPU in the second quarter of 2016 was impacted by the non-cash net revenue deferral for Data Stash.

▪
Excluding the impact of Data Stash, branded postpaid phone ARPU in the second quarter of 2016 increased by 0.8% sequentially and declined by 0.4% year-over-year. Branded postpaid phone ARPU was generally stable as continued strategic focus on family plan penetration, promotional activity, and Un-carrier initiatives were offset by higher data attach rates and growth in insurance programs revenue.

Branded Postpaid ABPU

▪
Branded postpaid ABPU was $62.59 in the second quarter of 2016, up 1.1% from $61.90 in the first quarter of 2016 and down 1.1% from $63.29 in the second quarter of 2015. Branded postpaid ABPU in the second quarter of 2016 was impacted by the non-cash net revenue deferral for Data Stash.

▪
Excluding the impact of Data Stash, branded postpaid ABPU in the second quarter of 2016 increased by 0.3% sequentially and by 0.3% year-over-year. Sequentially and year-over-year, the slight increase in branded postpaid ABPU was primarily due to stability in branded postpaid phone ARPU. Growth in total lease revenues and EIP billings on a per user basis also contributed to the year-over-year increase.

Branded Postpaid Customers per Account

▪
Branded postpaid customers per account was 2.64 at the end of the second quarter of 2016, compared to 2.59 at the end of the first quarter of 2016 and 2.43 at the end of the second quarter of 2015. The sequential and year-over-year increase was primarily due to ongoing service promotions targeting families and increased penetration of mobile broadband devices.

Branded Prepaid ARPU

▪
Branded prepaid ARPU was $37.86 in the second quarter of 2016, up 0.7% from $37.58 in the first quarter of 2016 and flat compared to $37.83 in the second quarter of 2015. Sequentially and year-over-year, the slight increases were primarily due to an increase in the mix of branded prepaid customers choosing plans with more data, partially offset by dilution from growth of customers on rate plan promotions.

REVENUES
Service Revenues

▪
T-Mobile once again led the industry in year-over-year service revenue percentage growth in the second quarter of 2016. This marks the ninth consecutive quarter that T-Mobile has led the industry in year-over-year service revenue percentage growth.

▪	Service revenues were $6.888 billion in the second quarter of 2016, up 4.7% from $6.578 billion in the first quarter of 2016 and up 12.1% from $6.144 billion in the second quarter of 2015.

▪
Sequentially, the increase in service revenues was primarily due to growth in the Company’s customer base from the continued success of T-Mobile’s Un-carrier initiatives and the Company’s prepaid brands, strong customer response to promotional activities targeting families, growth in insurance programs revenue, and a sequentially lower non-cash net revenue deferral from Data Stash, which totaled $88 million in the second quarter of 2016, compared to $138 million in the first quarter of 2016.

▪
Year-over-year, the increase in service revenues was primarily due to growth in the Company’s customer base from the continued success of T-Mobile’s Un-carrier initiatives and the Company’s prepaid brands, strong customer response to promotional activities targeting families, and growth in insurance programs revenue. These increases were partially offset by a higher non-cash net revenue deferral from Data Stash, which totaled $88 million in the second quarter of 2016, compared to $3 million in the second quarter of 2015.

Equipment Revenues

▪
Equipment revenues were $2.188 billion in the second quarter of 2016, up 18.2% from $1.851 billion in the first quarter of 2016 and up 14.3% from $1.915 billion in the second quarter of 2015. Equipment revenues in the second quarter of 2016 were comprised of lease revenues of $367 million and non-leased revenues of $1.821 billion.

▪
Sequentially, the increase in equipment revenues was primarily due to the continued mix shift back to the EIP program during the second quarter of 2016, which resulted in an increase in the average revenue per device sold and the number of devices sold. Under the EIP program, equipment revenues are recognized when the device is delivered to the customer rather than over the term of a lease, resulting in higher equipment revenues for the quarter.

▪
Year-over-year, the increase in equipment revenues was primarily due to an increase in lease revenues and a higher number of devices sold, partially offset by a lower average revenue per device sold due to promotions for devices and the impact from the JUMP! On Demand program, which launched at the end of the second quarter of 2015.

Total Revenues

▪
T-Mobile once again led the industry in year-over-year total revenue percentage growth in the second quarter of 2016. This marks the twelfth time in the past thirteen quarters that T-Mobile has led the industry in year-over-year total revenue percentage growth.

▪	Total revenues were $9.222 billion in the second quarter of 2016, up 7.2% from $8.599 billion in the first quarter of 2016 and up 12.8% from $8.179 billion in the second quarter of 2015.

▪
Sequentially, the increase in total revenues was primarily due to higher equipment revenues from the continued mix shift back to the EIP program and an increase in service revenues in the second quarter of 2016.

▪	Year-over-year, the increase in total revenues was primarily due to higher service revenues from growth in the customer base and higher equipment revenues.

OPERATING EXPENSES
Cost of Services

▪	Cost of services was $1.429 billion in the second quarter of 2016, up 0.6% from $1.421 billion in the first quarter of 2016 and up 2.3% from $1.397 billion in the second quarter of 2015.

▪
Year-over-year, the increase in cost of services was primarily due to the network expansion, 700 MHz A-Block build-out, higher lease expense and higher regulatory program costs, partially offset by lower domestic customer roaming and lower long distance costs.

Cost of Equipment Sales

▪	Cost of equipment sales was $2.619 billion in the second quarter of 2016, up 10.3% from $2.374 billion in the first quarter of 2016 and down 1.6% from $2.661 billion in the second quarter of 2015.

▪
Sequentially, the increase in cost of equipment sales was primarily due to the continued mix shift back to the EIP program during the second quarter of 2016, which resulted in an increase in the average cost per device sold and the number of devices sold. Under the EIP program, the cost of a device is recognized as cost of equipment sales at the time the device is delivered to the customer rather than recognized as depreciation expense over the term of the lease, resulting in higher cost of equipment sales for the quarter.

▪
Year-over-year, the decrease was primarily driven by a lower average cost per device sold due in part to the impact from the JUMP! On Demand program which launched at the end of the second quarter of 2015, partially offset by an increase in the number of devices sold.

Selling, General and Admin. (SG&A) Expenses

▪	SG&A expenses were $2.772 billion in the second quarter of 2016, up 0.8% from $2.749 billion in the first quarter of 2016 and up 13.7% from $2.438 billion in the second quarter of 2015.

▪
Sequentially, the slight increase in SG&A expenses was primarily due to strategic investments to support growing the customer base, partially offset by lower commissions due to lower branded customer additions.

▪
Year-over-year, the increase was primarily due to strategic investments to support the growing customer base including higher promotional costs, employee-related expenses and commissions driven by higher branded customer additions.

Depreciation and Amortization (D&A)

▪
D&A was $1.575 billion in the second quarter of 2016, up 1.5% from $1.552 billion in the first quarter of 2016 and up 46.5% from $1.075 billion in the second quarter of 2015. D&A in the second quarter of 2016 was comprised of device lease-related D&A of $397 million and non-device lease-related D&A of $1.178 billion.

▪
Sequentially, the increase in D&A was primarily due to an increase in non-device lease related D&A related to the continued build-out of the Company’s 4G LTE network, partially offset by a decrease in device lease-related D&A.

▪
Year-over-year, the increase was primarily due to the impact of leasing. Under leasing, the cost of the leased device is recognized as depreciation expense over the term of the lease rather than recognized as cost of equipment sales when the device is delivered to the customer. The total number of leased devices was higher year-over-year, resulting in higher depreciation expense.

ADJUSTED EBITDA

▪	T-Mobile led the industry in year-over-year Adjusted EBITDA percentage growth in the second quarter of 2016.

▪	Adjusted EBITDA was $2.464 billion in the second quarter of 2016, down 10.4% from $2.749 billion in the first quarter of 2016 and up 35.6% from $1.817 billion in the second quarter of 2015.

▪	Excluding spectrum gains from the first quarter of 2016 and the second quarter of 2015, Adjusted EBITDA increased by 16.6% sequentially and by 37.3% year-over-year.

▪
Sequentially, the decline in Adjusted EBITDA was primarily due to the spectrum gain recorded in the first quarter of 2016. Excluding the spectrum gain, Adjusted EBITDA increased primarily due to growth in the customer base and lower losses on equipment, and a sequentially lower non-cash impact of Data Stash.

▪
Year-over-year, the increase in Adjusted EBITDA was primarily due to growth in the customer base and lower losses on equipment, partially offset by higher SG&A expenses due to strategic investments to support the growing customer base and a higher non-cash impact of Data Stash.

▪
Adjusted EBITDA margin was 36% in the second quarter of 2016 compared to 42% in the first quarter of 2016 and 30% in the second quarter of 2015. Excluding spectrum gains from the first quarter of 2016 and the second quarter of 2015, Adjusted EBITDA margin was 36% in the second quarter of 2016, compared to 32% in the first quarter of 2016 and 29% in the second quarter of 2015.

▪
The aggregate impact from leasing and Data Stash on Adjusted EBITDA in the second quarter of 2016 was $279 million. Lease revenues were $367 million and the net impact from Data Stash was $88 million in the second quarter of 2016.

NET INCOME AND EARNINGS PER SHARE

▪	Net income was $225 million in the second quarter of 2016 compared to net income of $479 million in the first quarter of 2016 and $361 million in the second quarter of 2015.

▪
Earnings per share was $0.25 in the second quarter of 2016 compared to earnings per share of $0.56 in the first quarter of 2016 and $0.42 in the second quarter of 2015. Sequentially the decrease was primarily due to the after-tax impact of the spectrum gain of $0.46 in the first quarter of 2016. Year-over-year, the decrease was due to several factors: higher interest expense related to higher debt balances with third parties, lower interest income, and lower income tax expense in the second quarter of 2015 due to the impact of income tax benefits for discrete income tax items recognized in 2015. These decreases were offset by higher operating income.

CAPITAL EXPENDITURES

▪
Cash capital expenditures for property and equipment were $1.349 billion in the second quarter of 2016 compared to $1.335 billion in the first quarter of 2016 and $1.191 billion in the second quarter of 2015. The sequential and year-over-year increases were primarily due to the timing of network spend in connection with T-Mobile’s build out of its 4G LTE network.

▪	Cash capital expenditures for property and equipment for the six months ended were $2.684 billion in 2016 compared to $2.173 billion for the same period in 2015, an increase of $511 million.

FREE CASH FLOW

▪	Net cash provided by operating activities was $1.768 billion in the second quarter of 2016, compared to $1.025 billion in the first quarter of 2016 and $1.161 billion in the second quarter of 2015.

▪
Free Cash Flow was $419 million in the second quarter of 2016, compared to an outflow of $310 million in the first quarter of 2016 and an outflow of $30 million in the second quarter of 2015. Sequentially, the increase in free cash flow was primarily due to an increase in net cash provided by operating activities including sales of certain EIP receivables. Year-over-year, the increase in free cash flow was primarily due to an increase in net cash provided by operating activities, partially offset by an increase in cash capital expenditures. Sequentially and year-over-year, the net cash proceeds related to sales of certain EIP receivables increased by $0.4 billion.

▪
Adjusted Free Cash Flow was $485 million in the second quarter of 2016, compared to an outflow of $247 million in the first quarter of 2016 and an inflow of $73 million in the second quarter of 2015. Adjusted Free Cash Flow excludes decommissioning payments related to the one-time shutdown of the CDMA portion of the MetroPCS network. Decommissioning payments in the second quarter of 2016 were $66 million, compared to $63 million in the first quarter of 2016 and $103 million in the second quarter of 2015.

▪
Adjusted Free Cash Flow for the six months ended was $238 million in 2016 compared to an outflow of $349 million for the same period in 2015 in spite of cash capital expenditures which increased by $511 million, and the paydown of Accounts payable and accrued liabilities amounting to $837 million in the first half of 2016, compared to $546 million in the first half of 2015.

CAPITAL STRUCTURE

▪	Net debt, excluding tower obligations, at the end of the second quarter of 2016 was $21.894 billion.

▪
Total debt, excluding tower obligations, at the end of the second quarter of 2016 was $27.432 billion and was comprised of short-term debt of $258 million, long-term debt to affiliates of $5.600 billion, and long-term debt of $21.574 billion.

▪
The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing last twelve month (“LTM”) period was 2.3x at the end of the second quarter of 2016 compared to 2.3x at the end of the first quarter of 2016 and 3.1x at the end of the second quarter of 2015.

▪
The Company’s cash position remains strong with $5.538 billion in cash and cash equivalents at the end of the second quarter of 2016. The cash and short-term investments balance decreased in the second quarter of 2016 compared to the first quarter of 2016 primarily due to the Company making a refundable deposit of $2.203 billion to a third party in connection with a potential asset purchase.

▪	On April 1, 2016, T-Mobile issued $1.0 billion of 6% Senior Notes due 2024 in a registered public offering.

▪
On April 25, 2016, T-Mobile entered into a purchase agreement with Deutsche Telekom AG (“Deutsche Telekom”), under which T-Mobile may, at its option, issue and sell to Deutsche Telekom up to $1.35 billion of 6.000% Senior Notes due 2024.

▪
On April 29, 2016, T-Mobile and certain of its affiliates, as guarantors, entered into another purchase agreement with Deutsche Telekom, under which T-Mobile may, at its option, issue and sell to Deutsche Telekom up to an additional $650 million of 6.000% Senior Notes due 2024.

▪	T-Mobile expects to use the net proceeds from these offerings for the purchase of spectrum licenses, or if not used for spectrum purchases, refinancing of existing debt, or general corporate purposes.

GUIDANCE

▪	T-Mobile expects to drive further customer momentum while delivering strong growth in Adjusted EBITDA and free cash flow in 2016.

▪	Branded postpaid net customer additions for full-year 2016 are now expected to be between 3.4 and 3.8 million, an increase from the previous guidance range of 3.2 to 3.6 million.

▪
For full-year 2016, T-Mobile now expects Adjusted EBITDA to be in the range of $9.8 to $10.1 billion, narrowing the previous guidance range of $9.7 to $10.2 billion. This guidance includes the aggregate impact from leasing and Data Stash now expected to be approximately $0.8 to $1.0 billion, and the spectrum gain of $0.6 billion recognized in the first quarter of 2016.

▪	Cash capital expenditures for full-year 2016 are expected to be in the range of $4.5 to $4.8 billion, unchanged from previous guidance.

UPCOMING EVENTS (All dates and attendance tentative)

▪	Oppenheimer 19th Annual Technology, Internet & Communications Conference, August 9-10, 2016, Boston, MA

▪	Goldman Sachs 25th Annual Communacopia Conference, September 20-22, 2016, New York, NY

▪	Deutsche Bank Leveraged Finance Conference, September 26-28, 2016, Scottsdale, AZ

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com

Investor Relations:
Nils Paellmann, nils.paellmann@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Jon Perachio, jonathan.perachio@t-mobile.com
Cristal Dunkin, cristal.dunkin@t-mobile.com

877-281-TMUS or 212-358-3210
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	June 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$5,538	$4,582
Short-term investments	—	2,998
Accounts receivable, net of allowances of $125 and $116	1,866	1,788
Equipment installment plan receivables, net	1,831	2,378
Accounts receivable from affiliates	39	36
Inventories	1,388	1,295
Asset purchase deposit	2,203	—
Other current assets	1,415	1,813
Total current assets	14,280	14,890
Property and equipment, net	20,570	20,000
Goodwill	1,683	1,683
Spectrum licenses	25,536	23,955
Other intangible assets, net	486	594
Equipment installment plan receivables due after one year, net	831	847
Other assets	582	444
Total assets	$63,968	$62,413
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$6,985	$8,084
Payables to affiliates	203	135
Short-term debt	258	182
Deferred revenue	936	717
Other current liabilities	370	410
Total current liabilities	8,752	9,528
Long-term debt	21,574	20,461
Long-term debt to affiliates	5,600	5,600
Tower obligations	2,634	2,658
Deferred tax liabilities	4,427	4,061
Deferred rent expense	2,548	2,481
Other long-term liabilities	1,038	1,067
Total long-term liabilities	37,821	36,328
Commitments and contingencies
Stockholders' equity
5.50% Mandatory Convertible Preferred Stock Series A, par value $0.00001 per share, 100,000,000 shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding; $1,000 and $1,000 aggregate liquidation value	—	—
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 824,116,744 and 819,773,724 shares issued, 822,704,856 and 818,391,219 shares outstanding	—	—
Additional paid-in capital	38,763	38,666
Treasury stock, at cost, 1,411,888 and 1,382,505 shares issued	(1)	—
Accumulated other comprehensive loss	(1)	(1)
Accumulated deficit	(21,366)	(22,108)
Total stockholders' equity	17,395	16,557
Total liabilities and stockholders' equity	$63,968	$62,413

T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
(in millions, except share and per share amounts)	June 30, 2016	March 31, 2016	June 30, 2015	2016	2015
Revenues
Branded postpaid revenues	$4,509	$4,302	$4,075	$8,811	$7,849
Branded prepaid revenues	2,119	2,025	1,861	4,144	3,703
Wholesale revenues	207	200	164	407	322
Roaming and other service revenues	53	51	44	104	89
Total service revenues	6,888	6,578	6,144	13,466	11,963
Equipment revenues	2,188	1,851	1,915	4,039	3,766
Other revenues	146	170	120	316	228
Total revenues	9,222	8,599	8,179	17,821	15,957
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,429	1,421	1,397	2,850	2,792
Cost of equipment sales	2,619	2,374	2,661	4,993	5,340
Selling, general and administrative	2,772	2,749	2,438	5,521	4,810
Depreciation and amortization	1,575	1,552	1,075	3,127	2,162
Cost of MetroPCS business combination	59	36	34	95	162
Gains on disposal of spectrum licenses	—	(636)	(23)	(636)	(23)
Total operating expenses	8,454	7,496	7,582	15,950	15,243
Operating income	768	1,103	597	1,871	714
Other income (expense)
Interest expense	(368)	(339)	(257)	(707)	(518)
Interest expense to affiliates	(93)	(79)	(92)	(172)	(156)
Interest income	68	68	114	136	226
Other income (expense), net	(3)	(2)	1	(5)	(7)
Total other expense, net	(396)	(352)	(234)	(748)	(455)
Income before income taxes	372	751	363	1,123	259
Income tax (expense) benefit	(147)	(272)	(2)	(419)	39
Net income	225	479	361	704	298
Dividends on preferred stock	(14)	(14)	(14)	(28)	(28)
Net income attributable to common stockholders	$211	$465	$347	$676	$270

Net income	$225	$479	$361	$704	$298
Other comprehensive gain (loss), net of tax
Unrealized gain (loss) on available-for-sale securities, net of tax effect of $2, ($2), $0, $0 and $0	3	(3)	—	—	—
Other comprehensive income (loss)	3	(3)	—	—	—
Total comprehensive income	$228	$476	$361	$704	$298
Earnings per share
Basic	$0.26	$0.57	$0.43	$0.82	$0.33
Diluted	$0.25	$0.56	$0.42	$0.81	$0.33
Weighted average shares outstanding
Basic	822,434,490	819,431,761	811,605,031	820,933,126	810,113,564
Diluted	829,752,956	859,382,827	821,122,537	829,662,053	819,548,539

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
(in millions)	June 30, 2016	March 31, 2016	June 30, 2015	2016	2015
Operating activities
Net income	$225	$479	$361	$704	$298
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,575	1,552	1,075	3,127	2,162
Stock-based compensation expense	60	52	56	112	111
Deferred income tax expense (benefit)	140	264	(2)	404	(52)
Bad debt expense	119	121	108	240	212
Losses from sales of receivables	46	52	48	98	113
Deferred rent expense	33	32	47	65	88
Gains on disposal of spectrum licenses	—	(636)	(23)	(636)	(23)
Changes in operating assets and liabilities
Accounts receivable	(105)	(202)	62	(307)	(108)
Equipment installment plan receivables	343	109	(350)	452	(579)
Inventories	3	(801)	87	(798)	(58)
Deferred purchase price from sales of receivables	(204)	21	(17)	(183)	(12)
Other current and long-term assets	(56)	185	35	129	126
Accounts payable and accrued liabilities	(345)	(492)	(153)	(837)	(546)
Other current and long-term liabilities	(74)	288	(182)	214	(90)
Other, net	8	1	9	9	8
Net cash provided by operating activities	1,768	1,025	1,161	2,793	1,650

Investing activities
Purchases of property and equipment	(1,349)	(1,335)	(1,191)	(2,684)	(2,173)
Purchases of spectrum licenses and other intangible assets, including deposits	(2,245)	(594)	(148)	(2,839)	(1,844)
Sales of short-term investments	2,923	75	—	2,998	—
Other, net	4	(6)	2	(2)	(12)
Net cash used in investing activities	(667)	(1,860)	(1,337)	(2,527)	(4,029)

Financing activities
Proceeds from issuance of long-term debt	997	—	—	997	—
Repayments of capital lease obligations	(43)	(36)	(6)	(79)	(11)
Repayments of short-term debt for purchases of inventory, property and equipment, net	(150)	—	(185)	(150)	(248)
Repayments of long-term debt	(5)	(5)	—	(10)	—
Tax withholdings on share-based awards	(3)	(46)	(70)	(49)	(98)
Dividends on preferred stock	(14)	(14)	(14)	(28)	(28)
Other, net	8	1	61	9	91
Net cash provided by (used in) financing activities	790	(100)	(214)	690	(294)
Change in cash and cash equivalents	1,891	(935)	(390)	956	(2,673)

Cash and cash equivalents
Beginning of period	3,647	4,582	3,032	4,582	5,315
End of period	$5,538	$3,647	$2,642	$5,538	$2,642

T-Mobile US, Inc. Supplementary Operating and Financial Data

	Quarter						Six Months Ended June 30,
(in thousands)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	2015	2016
Customers, end of period
Branded postpaid phone customers	26,835	27,595	28,438	29,355	30,232	30,878	27,595	30,878
Branded postpaid mobile broadband customers	1,475	1,723	1,965	2,340	2,504	2,748	1,723	2,748
Total branded postpaid customers	28,310	29,318	30,403	31,695	32,736	33,626	29,318	33,626
Branded prepaid customers	16,389	16,567	17,162	17,631	18,438	18,914	16,567	18,914
Total branded customers	44,699	45,885	47,565	49,326	51,174	52,540	45,885	52,540
Wholesale customers	12,137	13,023	13,655	13,956	14,329	14,844	13,023	14,844
Total customers, end of period	56,836	58,908	61,220	63,282	65,503	67,384	58,908	67,384

	Quarter						Six Months Ended June 30,
(in thousands)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	2015	2016
Net customer additions
Branded postpaid phone customers	991	760	843	917	877	646	1,751	1,523
Branded postpaid mobile broadband customers	134	248	242	375	164	244	382	408
Total branded postpaid customers	1,125	1,008	1,085	1,292	1,041	890	2,133	1,931
Branded prepaid customers	73	178	595	469	807	476	251	1,283
Total branded customers	1,198	1,186	1,680	1,761	1,848	1,366	2,384	3,214
Wholesale customers	620	886	632	301	373	515	1,506	888
Total net customer additions	1,818	2,072	2,312	2,062	2,221	1,881	3,890	4,102

	Quarter						Six Months Ended June 30,
	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	2015	2016
Branded postpaid phone churn	1.30%	1.32%	1.46%	1.46%	1.33%	1.27%	1.31%	1.30%
Branded prepaid churn	4.62%	4.93%	4.09%	4.20%	3.84%	3.91%	4.78%	3.88%

T-Mobile US, Inc. Supplementary Operating and Financial Data (continued)

	Quarter						Six Months Ended June 30,
	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	2015	2016
Financial Metrics
Service revenues (in millions)	$5,819	$6,144	$6,302	$6,556	$6,578	$6,888	$11,963	$13,466
Total revenues (in millions)	$7,778	$8,179	$7,849	$8,247	$8,599	$9,222	$15,957	$17,821
Adjusted EBITDA (in millions)	$1,388	$1,817	$1,908	$2,280	$2,749	$2,464	$3,205	$5,213
Adjusted EBITDA margin	24%	30%	30%	35%	42%	36%	27%	39%
Net income (loss) (in millions)	$(63)	$361	$138	$297	$479	$225	$298	$704
Cash capex - Property & Equipment (in millions)	$982	$1,191	$1,120	$1,431	$1,335	$1,349	$2,173	$2,684
Free Cash Flow (in millions)	$(493)	$(30)	$411	$802	$(310)	$419	$(523)	$109
Adjusted Free Cash Flow (in millions)	$(422)	$73	$487	$897	$(247)	$485	$(349)	$238

Revenue Metrics
Branded postpaid phone ARPU	$46.43	$48.19	$47.99	$48.05	$46.21	$47.11	$47.33	$46.67
Branded postpaid ABPU	$60.94	$63.29	$62.96	$63.74	$61.90	$62.59	$62.14	$62.25
Branded prepaid ARPU	$37.81	$37.83	$37.46	$37.63	$37.58	$37.86	$37.82	$37.72
Branded postpaid accounts, end of period (in thousands)	11,831	12,061	12,250	12,456	12,639	12,753	12,061	12,753
Branded postpaid customers per account	2.39	2.43	2.48	2.54	2.59	2.64	2.43	2.64

Device Sales and Leased Devices
Smartphone units (in millions)	8.0	7.4	8.1	10.0	8.8	8.1	15.4	16.9
Branded postpaid handset upgrade rate	8%	9%	9%	10%	7%	6%	17%	13%

Device Financing
EIP financed (in millions)	$1,483	$1,697	$1,107	$926	$1,246	$1,562	$3,180	$2,808
EIP billings (in millions)	$1,292	$1,393	$1,409	$1,400	$1,324	$1,344	$2,685	$2,668
EIP receivables, net (in millions)	$4,842	$5,114	$4,771	$3,225	$3,053	$2,662	$5,114	$2,662
Lease revenues (in millions)	$—	$—	$30	$194	$342	$367	$—	$709
Leased devices transferred from inventory to property and equipment, net of returns (in millions)	$—	$—	$822	$1,463	$653	$52	$—	$705

Customer Quality
EIP receivables classified as prime	52%	52%	52%	48%	47%	42%	52%	42%
Total bad debt expense and losses from sales of receivables (in millions)	$169	$156	$198	$228	$173	$165	$325	$338

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. As T-Mobile does not or cannot predict or forecast certain of the expenses which are excluded from Adjusted EBITDA, but which would be required for the presentation of projected net income, T-Mobile does not provide projected net income or reconciliations to GAAP in the forward-looking financial measures.

Adjusted EBITDA is reconciled to net income (loss) as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	2015	2016
Net income (loss)	$(63)	$361	$138	$297	$479	$225	$298	$704
Adjustments:
Interest expense	261	257	262	305	339	368	518	707
Interest expense to affiliates	64	92	121	134	79	93	156	172
Interest income	(112)	(114)	(109)	(85)	(68)	(68)	(226)	(136)
Other expense (income), net	8	(1)	1	3	2	3	7	5
Income tax expense (benefit)	(41)	2	100	184	272	147	(39)	419
Operating income	117	597	513	838	1,103	768	714	1,871
Depreciation and amortization	1,087	1,075	1,157	1,369	1,552	1,575	2,162	3,127
Cost of MetroPCS business combination	128	34	193	21	36	59	162	95
Stock-based compensation (1)	56	71	43	52	53	61	127	114
Other, net	—	40	2	—	5	1	40	6
Adjusted EBITDA	$1,388	$1,817	$1,908	$2,280	$2,749	$2,464	$3,205	$5,213

(1)	Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the condensed consolidated financial statements.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPU and ABPU and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU and ABPU:

	Quarter						Six Months Ended June 30,
(in millions, except average number of customers, ARPU and ABPU)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	2015	2016
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$3,774	$4,075	$4,197	$4,337	$4,302	$4,509	$7,849	$8,811
Less: Branded postpaid mobile broadband revenues	(109)	(135)	(165)	(179)	(182)	(193)	(244)	(375)
Branded postpaid phone service revenues	$3,665	$3,940	$4,032	$4,158	$4,120	$4,316	$7,605	$8,436
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	26,313	27,250	28,003	28,849	29,720	30,537	26,781	30,128
Branded postpaid phone ARPU	$46.43	$48.19	$47.99	$48.05	$46.21	$47.11	$47.33	$46.67

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$3,774	$4,075	$4,197	$4,337	$4,302	$4,509	$7,849	$8,811
EIP billings	1,292	1,393	1,409	1,400	1,324	1,344	2,685	2,668
Lease revenues	—	—	30	194	342	367	—	709
Total billings for branded postpaid customers	$5,066	$5,468	$5,636	$5,931	$5,968	$6,220	$10,534	$12,188
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	27,717	28,797	29,838	31,013	32,140	33,125	28,257	32,633
Branded postpaid ABPU	$60.94	$63.29	$62.96	$63.74	$61.90	$62.59	$62.14	$62.25

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$1,842	$1,861	$1,894	$1,956	$2,025	$2,119	$3,703	$4,144
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	16,238	16,396	16,853	17,330	17,962	18,662	16,317	18,312
Branded prepaid ARPU	$37.81	$37.83	$37.46	$37.63	$37.58	$37.86	$37.82	$37.72

Net debt (excluding Tower Obligations) to last twelve months adjusted EBITDA ratio is calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015	Mar 31, 2016	Jun 30, 2016
Short-term debt	$467	$386	$114	$182	$365	$258
Long-term debt to affiliates	5,600	5,600	5,600	5,600	5,600	5,600
Long-term debt (1)	16,248	16,373	16,430	20,461	20,505	21,574
Less: Cash and cash equivalents	(3,032)	(2,642)	(2,633)	(4,582)	(3,647)	(5,538)
Less: Short-term investments	—	—	—	(2,998)	(2,925)	—
Net Debt (excluding Tower Obligations)	$19,283	$19,717	$19,511	$18,663	$19,898	$21,894
Divided by: Last twelve months Adjusted EBITDA	$5,936	$6,302	$6,864	$7,393	$8,754	$9,401
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio	3.2	3.1	2.8	2.5	2.3	2.3

(1)
Long-term debt as of March 31, 2015 through December 31, 2015 has been restated for the adoption of Accounting Standards Update 2015-03, “Simplifying the Presentation of Debt Issuance Costs” in the first quarter of 2016. The impact to the Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio was not significant.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Free cash flow and adjusted free cash flow are calculated as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	2015	2016
Net cash provided by operating activities	$489	$1,161	$1,531	$2,233	$1,025	$1,768	$1,650	$2,793
Cash purchases of property and equipment	(982)	(1,191)	(1,120)	(1,431)	(1,335)	(1,349)	(2,173)	(2,684)
Free Cash Flow	(493)	(30)	411	802	(310)	419	(523)	109
MetroPCS CDMA network decommissioning payments	71	103	76	95	63	66	174	129
Adjusted Free Cash Flow	$(422)	$73	$487	$897	$(247)	$485	$(349)	$238

Definitions of Terms

Operating and financial measures are utilized by T-Mobile's management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.

1.
Customer - SIM card with a unique T-Mobile mobile identity number which generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers that operate on T-Mobile's network, but are managed by wholesale partners.

2.
Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.

3.
Customers per account - The number of branded postpaid customers as of the end of the period divided by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone and mobile broadband customers.

4.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.

Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's customers each month.

Service revenues - Branded postpaid, including handset insurance, branded prepaid, wholesale, and roaming and other service revenues.

5.
Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile's network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.

Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.

6.
Adjusted EBITDA - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is more indicative of T-Mobile's ongoing performance and trends by excluding certain expenses which are either nonrecurring or may not be indicative of T-Mobile's directly controllable operating results. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP. The reconciliation of Adjusted EBITDA to net income (loss) is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

7.	Cash capital expenditures - Amounts paid for construction and the purchase of property and equipment.

8.	Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

9.
Free Cash Flow - Net cash provided by operating activities less cash capital expenditures for property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

10.	Adjusted Free Cash Flow - Free Cash Flow excluding decommissioning payments related to the shutdown of the CDMA portion of the MetroPCS network.

11.	Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents and short-term investments.

Forward-Looking Statements

This Investor Factbook includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our most recently filed Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About T-Mobile US, Inc.

As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to 67.4 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.T-Mobile.com or join the conversation on Twitter using $TMUS.